Exhibit 99.12(b)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the reference to our firm under the caption “Information About the Reorganizations – U.S. Federal Income Tax Consequences” in the registration statement of MFS Variable Insurance Trust and MFS Variable Insurance Trust II on Form N-14 under the Securities Act of 1933, as amended (the “N-14 Registration Statement”) and the filing of a form of our legal opinion regarding tax matters with and as part of the N-14 Registration Statement.

/s/ Ropes & Gray LLP
Ropes & Gray LLP

Boston, M.A.

August 28, 2012